Exhibit 4.4

Business Cooperation Agreement

This Business Cooperation Agreement ( the “ Agreement ” ) is entered into on September 19, 2025 in Beijing by the following parties :

(1)	Beijing Origin State Harvest Biotechnology Co., Ltd. (" WFOE "), a limited liability company incorporated in Beijing under the laws of the People's Republic of China ("PRC") ( which, for the purposes of this Agreement, does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan Province, China), with a unified social credit code of____);

(2)	Hainan Aoyu Biotechnology Co., Ltd. (" Hainan Aoyu "), a limited liability company incorporated in Sanya under the laws of the PRC with Unified Social Credit Code: ___; and

(3)	Each of the entities listed in the Appendix (individually and collectively, a “Shareholder”).

(The above WFOE , Hainan Aoyu and each shareholder are individually referred to as a “Party” and collectively referred to as the “Parties”).

Preface

(1)	WHEREAS, the WFOE and Hainan Aoyu entered into an Exclusive General Service Agreement (the “Service Agreement”) on September 19, 2025, pursuant to which Hainan Aoyu shall pay service fees to the WFOE ;

(2)	WHEREAS , on the same day as this Agreement, the WFOE, Hainan Aoyu and its shareholders also signed the following agreements, including the Exclusive Stock Purchase Agreement, the Equity Pledge Agreement and the Entrustment Agreement and Power of Attorney (together with this Agreement and the Service Agreement, the “Control Agreements”); through these agreements, the WFOE will provide services for the normal operations of Hainan Aoyu and ensure that it has comprehensive, continuous and effective control over Hainan Aoyu; and

(3)	Whereas, the shareholders collectively hold 100% of the equity of Hainan Aoyu. As of the date of signing of this Agreement, please see the attachment for the shareholding status of each shareholder.

In view of this, based on the various premises, statements, warranties, commitments and agreements contained in this Agreement, the parties are willing to be legally bound by them and reach the following agreements:

protocol

1.	Commitment

To ensure that Hainan Aoyu fulfills its obligations under the Service Agreement and / or other agreements signed between it and the WFOE , the Shareholders and Hainan Aoyu agree that, without the written consent of the WFOE , Hainan Aoyu shall not conduct, and the Shareholders shall urge Hainan Aoyu not to conduct, any transaction that would materially affect its assets, obligations, rights or operations, including but not limited to:

(a)	Activities not covered by its normal business scope, or engaging in business activities that are inconsistent with its past operations;

(b)	Merge, consolidate or form a joint entity with any third party, to be acquired or controlled by a third party, reorganize major businesses and assets, and acquire or invest in any person;

(c)	provide or borrow any loan, credit or incur any debt to any third party, except in the ordinary course of business;

(d)	hire, change or dismiss any director or officer;

(e)	pledge, license or otherwise dispose of any tangible or intangible assets to or from a third party , except in the ordinary course of business;

(f)	incur or assume any debt, or use its assets to provide guarantees or other forms of security to a third party, or create any other encumbrances on its assets, except those arising in the ordinary course of business;

(g)	supplement, change or amend its articles of association and internal rules, increase or decrease its registered capital or change its registered capital structure by other means;

(h)	distribute dividends, equity interests or shareholders' equity in any manner, but upon the written request of the WFOE , Hainan Aoyu shall immediately distribute all or part of its distributable profits to its shareholders, who shall then immediately and unconditionally pay or transfer such distributions to the WFOE (but each shareholder shall be entitled to deduct any taxes payable);

(i)	Sign any material contract, except those signed in the ordinary course of business (for the purposes of this paragraph, the standard of material contract shall be determined by the WFOE in its sole discretion);

(j)	sell, transfer, mortgage or dispose of any legal or beneficial interest in its business or income by any means, or permit the creation of any security interest thereover, other than in the ordinary course of business;

(k)	take action for the dissolution, liquidation and distribution of remaining assets; or

(l)	cause any of its branches or subsidiaries to commit the above-mentioned acts or to sign any contract, agreement or other legal document that may lead to the above-mentioned acts.

2.	Business operations and personnel arrangements

2.1	Hainan Aoyu and its shareholders agree that Hainan Aoyu and its shareholders will procure Hainan Aoyu to (i) accept the recommendations of the WFOE regarding the personnel arrangements and transfers, daily operations, dividend distribution and financial management system of Hainan Aoyu, and Hainan Aoyu will strictly comply with and implement them accordingly; (ii) operate Hainan Aoyu's business and corporate affairs prudently and efficiently, and maintain the survival of Hainan Aoyu in accordance with good financial and business standards and practices; (iii) in the normal course of operating all of Hainan Aoyu's businesses, maintain the value of Hainan Aoyu's assets and shall not take any action or omission that may affect Hainan Aoyu's business conditions and asset values; (iv) provide relevant information on Hainan Aoyu's business operations and financial condition upon request by the WFOE; (v) upon request by the WFOE, purchase and maintain insurance for Hainan Aoyu's assets and business from insurance companies that meet the requirements of the WFOE, in an amount and type consistent with the amount and type purchased by similar companies; and (vi) promptly notify the WFOE of any material litigation, arbitration or administrative proceedings that occur or are likely to occur in connection with Hainan Aoyu's assets, business or income; (vii) to execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, or raise necessary and appropriate defenses against all claims in order to maintain Hainan Aoyu’s ownership of all its assets; (viii) to hand over Hainan Aoyu’s important certificates and seals to the WFOE for safekeeping, including but not limited to business license, contract seal, financial seal and legal person seal; (ix) to hold the government permits, licenses, authorizations and approvals required to conduct business, and to ensure that all such government permits, licenses, authorizations and approvals will remain valid throughout the term of this Agreement; (x) to promptly inform the WFOE of any circumstances that may have a material adverse effect on its business or operations, and to use its best efforts to prevent such circumstances from occurring and the expansion of losses; and (xi) to provide the WFOE with, and allow the WFOE to use, any technology or other information that the WFOE considers necessary or useful for providing the services under this Agreement.

2.2	The Shareholders further undertake that during the term of the Control Agreement, (i) except with the written consent of the WFOE, the Shareholders will not directly or indirectly (whether through the Shareholders or through any other natural person or legal entity) participate in, engage in, acquire or hold (in any case, whether as a shareholder, partner, agent, employee or otherwise) any business that competes or may compete with Hainan Aoyu or any of its affiliates, or have an interest therein; (ii) any act or omission of the Shareholders will not give rise to any conflict of interest between the Shareholders and the WFOE (including but not limited to the shareholders of the WFOE); and (iii) if such a conflict of interest arises (and the WFOE may determine in its sole discretion whether such a conflict of interest has arisen), the Shareholders will, subject to the laws of the PRC, take any action directed by the WFOE to eliminate such conflict of interest.

2.3	Shareholders shall only appoint persons designated by the WFOE as directors of Hainan Aoyu, subject to specific procedures in accordance with relevant laws, regulations, and the company's articles of association. Shareholders and Hainan Aoyu shall facilitate the appointment of persons designated by the WFOE as Hainan Aoyu's general manager, chief financial officer, and other senior management positions.

2.4	If the above-mentioned directors or senior management personnel designated by the WFOE resign or are dismissed at the request of the WFOE, the shareholders and Hainan Aoyu shall dismiss the person from Hainan Aoyu at the request of the WFOE and shall appoint another candidate designated by the WFOE to succeed to the position.

2.5	Hainan Aoyu and its shareholders hereby jointly undertake and agree with the WFOE that Hainan Aoyu shall obtain the corresponding approval of the WFOE before signing any material contract or material transaction in accordance with Hainan Aoyu's relevant internal approval policies.

2.6	As part of the overall business cooperation, Hainan Aoyu agrees to provide its idle funds to the WFOE or its subsidiaries through entrusted loans or fund borrowing. The specific method will be agreed upon by the parties in a separate agreement.

3.	Other arrangements

Given that (i) the WFOE and its affiliates have established a business relationship with Hainan Aoyu through the Service Agreement, and (ii) Hainan Aoyu's daily business activities will have a significant impact on Hainan Aoyu's ability to pay service fees to the WFOE or its affiliates, the shareholders agree that, unless requested by the WFOE :

(a)	not propose or vote in favour of any resolution or otherwise require Hainan Aoyu to distribute any profits, funds, assets or property to any of its shareholders; and

(b)	No resolution may be proposed or voted in favor of, or otherwise require Hainan Aoyu to distribute any dividends or make other distributions in respect of the equity interests held by the shareholders; however, if Hainan Aoyu distributes dividends or makes other distributions to its shareholders, the shareholders shall immediately and unconditionally pay or transfer to the WFOE any dividends or other distributions received from Hainan Aoyu as shareholders of Hainan Aoyu when the distribution occurs (but each shareholder shall be entitled to deduct any taxes payable) , and shall bear all taxes and fees arising from the transfer or payment of such dividends and distributions to the WFOE (including taxes and fees levied on the WFOE) if dividends or other distributions are distributed to shareholders without the prior written consent of the WFOE .

4.	Transfer

The Shareholders and Hainan Aoyu may not assign their respective rights and obligations under this Agreement to any third party without the prior written consent of the WFOE .. The Shareholders and Hainan Aoyu hereby mutually agree that the WFOE may assign its rights and obligations under this Agreement at its sole discretion and only requires written notice to Hainan Aoyu and the Shareholders.

The rights and obligations stipulated in this Agreement shall be legally binding on the assignees, heirs, spouses, guardians, creditors or any other persons entitled to claim rights or interests in the equity of Hainan Aoyu, regardless of whether the transfer of such rights and obligations is caused by takeover, reorganization, succession, assignment, death, loss of capacity, bankruptcy, divorce or other reasons.

5.	Entire Agreement and Modifications

5.1	The or documents expressly referred to or incorporated in this Agreement constitute the entire agreement with respect to the subject matter hereof and supersede all prior oral agreements, contracts, understandings and communications between the parties with respect to the subject matter hereof.

5.2	Unless otherwise provided in this Agreement, any amendment to this Agreement shall be in writing and shall only take effect if signed by all parties to this Agreement. Any amendment or supplemental agreement duly signed by all parties shall constitute an integral part of this Agreement and shall have the same legal force and effect as this Agreement.

5.3	If the relevant regulatory authorities propose any amendments to this Agreement, or if there are any changes in the relevant securities listing rules or related requirements that are relevant to this Agreement, the parties shall revise this Agreement accordingly.

6.	Governing Law

This Agreement shall be interpreted in accordance with and governed by PRC law.

7.	Dispute Resolution

Any dispute or claim arising out of or in connection with this Agreement shall be resolved by the parties through friendly negotiation. If the parties fail to resolve the dispute through negotiation, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission for resolution in accordance with the arbitration rules of the Commission in effect at the time of application for arbitration. The place of arbitration shall be Beijing. The arbitration award shall be final and binding upon all parties.

8.	Damages and Compensation

8.1	If either party breaches this Agreement, it shall promptly compensate the other party for any losses, damages, liabilities, claimed losses, etc. ("Losses " ) caused by the breach of this Agreement upon the other party's request. However, if the Losses suffered by the other party are caused by the other party's own intentional misconduct, violation of law, breach of contract, gross negligence, etc. or its directors, managers, employees or agents, the breaching party shall not be required to compensate the other party.

8.2	The parties agree that this clause shall remain in effect even if this Agreement is terminated or invalidated.

9.	Effective date and duration

9.1	This Agreement shall be signed and shall come into effect on the date stated at the beginning of this Agreement.

9.2	This Agreement shall remain in effect during the continuance of Hainan Aoyu unless terminated in accordance with Article 10 .

10.	Termination

Neither the Shareholders nor Hainan Aoyu may unilaterally terminate this Agreement. This Agreement shall terminate under any of the following circumstances: 1 ) The WFOE may unilaterally terminate this Agreement at any time upon giving Hainan Aoyu and the Shareholders thirty (30) days' prior written notice; or 2 ) Any Shareholder shall cease to be a shareholder of Hainan Aoyu, i.e., such Shareholder shall withdraw from Hainan Aoyu in accordance with the provisions of the Exclusive Stock Option Agreement, whereupon this Agreement shall automatically terminate with respect to such Shareholder, and such Shareholder shall no longer be a party to this Agreement and shall no longer enjoy the rights or perform the obligations under this Agreement.

11.	Notice

Any notice or other communication given by either Party under this Agreement shall be in Chinese and may be delivered personally, by registered mail, by prepaid mail, by recognized courier service, or by fax to the address set forth below. The date on which a notice is deemed to have been actually served shall be determined as follows: ( a ) a notice delivered personally shall be deemed to have been actually served on the day it is delivered personally; ( b ) a notice sent by letter shall be deemed to have been actually served on the tenth ( 10th ) day after the date of postmark on the prepaid registered airmail letter , or on the fourth ( 4th ) day after it is delivered to the courier service; and ( c ) a notice sent by fax shall be deemed to have been actually served on the time of receipt shown on the transmission confirmation of the relevant document.

WFOE

Address: O.R.G., Xushuang Road, Songzhuang Town, Tongzhou District, Beijing

Email: bing.lang@originseed.com.cn

Contact: Lang Bing

Hainan Aoyu

Address: Unit 2, East of Nanfan Road, Nanbin Farm, Yazhou District, Sanya City, Hainan Province

Email: quanguo.du@originseed.com.cn

Contact: Du Quanguo

Yan Weibin

Address: Building 1, Pinghuyuan, Greentown Qingzhuyuan, Kaifu District, Changsha City , Hunan Province

Email: weibin.yan@originseed.com.cn

Han Gengchen

Address: No. 113, Block 2, Rose Garden Villa, Shahe Town, Changping District, Beijing

Email: ghan@originseed.com.cn

Liu Yubiao

Address: No. 105, Building 10, Area A, Longhu Jingchen Yuanzhu, Yueliangdao Street, Wangcheng District, Changsha City, Hunan Province

Email: yubiao.liu@originseed.com.cn

Deng Dezhi

Address: Room 12-1-1002, No. 78, Shuangying West Road, Nanshao Town, Changping District, Beijing

Email: dezhi.deng@originseed.com.cn

12.	Severability

If any provision of this Agreement is invalid or unenforceable due to inconsistency with applicable laws, such provision shall be deemed invalid or unenforceable only within the jurisdiction of such law and shall not affect the validity , legality and enforceability of the other provisions of this Agreement.

13.	Respective responsibilities of the parties to the agreement

Regardless of whether there is any contrary provision in this Agreement, the obligations and liabilities of Hainan Aoyu and its shareholders under this Agreement shall be separate and non-joint.

14.	text

This Agreement may be executed in one (1) or more counterparts. All originals shall have the same legal effect.

[ Signature page attached ]

In view of the above, the parties hereto formally signed this Business Cooperation Agreement on the date stated at the beginning of this document.

Beijing Origin State Harvest Biotechnology Co., Ltd. (official seal)

Legal representative ( signature ) : ____________________

In view of the above, the parties hereto formally signed this Business Cooperation Agreement on the date stated at the beginning of this document.

Hainan Aoyu Biotechnology Co., Ltd. (official seal)

Legal representative ( signature ) : ____________________

In view of the above, the parties hereto formally signed this Business Cooperation Agreement on the date stated at the beginning of this document.

Yan Weibin

Signature : ____________________

In view of the above, the parties hereto formally signed this Business Cooperation Agreement on the date stated at the beginning of this document.

Han Gengchen

Signature : ____________________

In view of the above, the parties hereto formally signed this Business Cooperation Agreement on the date stated at the beginning of this document.

Liu Yubiao

Signature : ____________________

In view of the above, the parties hereto formally signed this Business Cooperation Agreement on the date stated at the beginning of this document.

Deng Dezhi

Signature : ____________________

appendix:

shareholder

Name	Amount of capital contribution (RMB / 10,000 yuan)	Investment ratio
Yan Weibin	1,520	5 0.6667%
Han Gengchen	9 90	3 3.0000%
Liu Yubiao	4 80	1 6.0000%
Deng Dezhi	1 0	0.3333%
total	3,000	100.00%